UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

Commission File Number 001-31921

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	36-3972986 (I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 16, 2015, Compass Minerals Do Brasil LTDA, a subsidiary of Compass Minerals International, Inc. (“Compass Minerals”) entered into (i) a Subscription Agreement (the “Subscription Agreement”) with Produquímica Indústria e Comércio S.A., a Brazilian corporation (“Produquímica”) and (ii) a Sale and Purchase Agreement (the “Sale and Purchase Agreement”) with certain of the current shareholders of Produquímica. Pursuant to the Subscription Agreement and the Sale and Purchase Agreement, Compass Minerals will acquire, in the aggregate, 35% of the issued and outstanding capital stock of Produquímica for an aggregate purchase price of R$452.4 million, or approximately U.S.$115.9 million at today’s exchange rate (the “Purchase Price”) at the closing (the “Closing”). The Purchase Price is subject to certain customary adjustments as described in the Subscription Agreement and the Sale and Purchase Agreement.

The Closing is expected to occur no later than December 29, 2015, subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) the accuracy of representations and warranties; (ii) compliance with agreements and covenants; and (iii) receipt of necessary governmental approvals.

The Subscription Agreement and the Sale and Purchase Agreement contain customary representations, warranties and covenants of Compass Minerals, Produquímica and the current shareholders of Produquímica. Subject to certain limitations, Compass Minerals and Produquímica are also obligated to indemnify each other for breaches of representations, warranties and covenants made in the Subscription Agreement and the Sale and Purchase Agreement and certain other matters.

The Subscription Agreement also contains a put right (the “Put”), allowing the current shareholders to sell the remainder of their interests in Produquímica to Compass Minerals during certain windows in 2016, 2017 and 2018, and a call right (the “Call”), allowing Compass Minerals to purchase the remainder of the current shareholders’ interests in Produquímica during a window in 2018, in each case at the price and on other terms and conditions set forth in the Subscription Agreement. The exercise price of either the Put or Call will be based on the adjusted EBITDA for the fiscal year in which the option is exercised and is expected to close after the fiscal year end. The exercise price is subject to certain customary adjustments as described in the Subscription Agreement and the Sale and Purchase Agreement.

In addition, at the Closing, Compass Minerals and certain of the current shareholders of Produquímica will enter into a shareholders’ agreement (the “Shareholders’ Agreement”) pursuant to which the parties will agree on certain governance rights, certain guidelines with respect to their investments in competing businesses, as well as transfer restrictions and rights.

On December 14, 2015, Compass Minerals International, Inc. (the “Company”) entered into a new U.S. $100.0 million Term Loan E (the “Term Loan E”) with certain existing lenders. Proceeds are expected to be used to fund the acquisition of the 35% stake in Produquímica. The Term Loan E is subject to the same security, covenants, due date (May 18, 2017) and interest rate (LIBOR plus 1.75%) as the existing term loan.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2015, the Company entered into a new U.S. $100.0 million Term Loan E (the “Term Loan E”) with certain existing lenders. Proceeds are expected to be used to fund the acquisition of the 35% stake in Produquímica. The Term Loan E is subject to the same security, covenants, due date (May 18, 2017) and interest rate (LIBOR plus 1.75%) as the existing term loan.

Item 8.01. Other Events

On December 17, 2015, the Company issued a press release announcing execution of the Subscription Agreement, Sale and Purchase Agreement and new Term Loan E. This press release is attached as Exhibit 99.1 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired: Not applicable.

(b) Pro Forma Financial Information: Not applicable.

(c) Shell Company Transactions: Not applicable.

(d) Exhibits:

Exhibit No.	Document
99.1	Press Release dated December 17, 2015

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date:	December 17, 2015	/s/ Matthew J. Foulston
Matthew J. Foulston
Chief Financial Officer